Exhibit 99.6



                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         FIRST AMENDMENT ("First Amendment") to that certain May 17, 2004 Employment Agreement ("Employment Agreement") by and between CAESARS ENTERTAINMENT, INC. ("Employer") and Wesley D. Allison ("Executive"), effective October 20, 2004.

         In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:


         1. As of the effective date of this First Amendment, that certain July 1, 2004 Letter Agreement between Employer and Executive shall terminate and have no further force or effect.


         2. Paragraph 1(B) of the Agreement is deleted and replaced with the following:

                  B. Employer hereby employs Executive as Senior Vice President and Controller, and in such other capacities and with such other responsibilities as Employer shall determine. Executive also shall serve as Interim Chief Financial Officer until such time as a new Chief Financial Officer is appointed. Executive hereby accepts such employment upon the terms and conditions hereafter set forth.


         3. Paragraph 3(A) of the Employment Agreement is deleted and replaced with the following:

                  A. For all services to be rendered by Executive pursuant to this Agreement, Executive shall receive from Employer a salary at the annual rate of $500,000, to be paid in equal installments at such payment intervals as is the usual custom of Employer, but not less often than semi-monthly (the "Base Salary"). Executive acknowledges that ten percent (10%) of the Base Salary is being paid in consideration for the covenants contained in Paragraph 5 hereof, and an additional ten percent (10%) of the Base Salary is in consideration for the assignment rights of Employer in Paragraph 11 hereof. During the Term, the Base Salary shall not be decreased, either in connection with the appointment of a new Chief Financial Officer or otherwise. Any determination to increase the Base Salary during the term shall be within Employer's sole discretion, provided, however, that the Base Salary may not be decreased after any such discretionary increase.


         4. Paragraph 3(B) of the Employment Agreement is deleted and replaced with the following:

                  B. It is further understood by Executive and Employer that Executive shall be eligible to participate in Employer's bonus program in effect for executive personnel of Employer from time to time. Pursuant thereto, Executive shall be eligible to receive a bonus up to his target bonus of 100% of Base Salary. Except as otherwise provided in writing in connection with Executive's bonuses for calendar year 2005, such bonus shall be determined in the sole discretion of Employer based upon Executive's performance and Employer's financial results.


         5. The first sentence of Paragraph 17 of the Employment Agreement is deleted and replaced with the following:

                  Except as otherwise provided in the last sentence of Paragraph 3.B above, this Agreement constitutes the entire agreement between the parties, supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally.


         6. All the other terms, covenants and conditions of the Employment Agreement shall remain in full force and effect and unmodified by this First Amendment.

CAESARS ENTERTAINMENT, INC.

By:


/s/ Wallace R. Barr
-------------------------------------
Wallace R. Barr,
President and Chief Executive Officer


/s/ Wesley D. Allison
-------------------------------------
Wesley D. Allison